Exhibit (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of CV Therapeutics, Inc. common stock. The Offer (as defined below) described herein is made solely by the Offer to Purchase, dated March 18, 2009, and the related Letter of Transmittal, each of which is being delivered to holders of CV Therapeutics common stock. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of CV Therapeutics common stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. Acquisition Sub (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of shares of CV Therapeutics common stock in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Acquisition Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Acquisition Sub.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(including the Associated Rights to Purchase Series A Junior Participating Preferred Stock)

of

CV Therapeutics, Inc.

by

Apex Merger Sub, Inc.,

a wholly-owned subsidiary of

Gilead Sciences, Inc.

at

$20.00 Net per Share

Apex Merger Sub, Inc., a Delaware corporation (“Acquisition Sub”) and a wholly-owned subsidiary of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, including all associated Rights (as defined below), of CV Therapeutics, Inc., a Delaware corporation (“CV Therapeutics”), at a price of $20.00 per share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 18, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal, which collectively constitute the “Offer” described herein. Tendering CV Therapeutics stockholders whose shares of CV Therapeutics common stock are registered in their own names and who tender their shares directly to BNY Mellon Shareowner Services (the “Depositary”) will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the sale of shares in the Offer. Stockholders of CV Therapeutics who hold their shares of CV Therapeutics common stock through brokers, dealers, banks, trust companies or other nominees should consult with such institutions to determine whether they will charge any service fees for tendering such stockholder’s shares to Acquisition Sub in the Offer. Acquisition Sub is offering to acquire all of the shares of CV Therapeutics common stock as a first step in acquiring the entire equity interest in, and thus control of, CV Therapeutics. Following the purchase of shares of CV Therapeutics common stock in the Offer, Acquisition Sub intends to complete the Merger described below to acquire all of the outstanding shares of CV Therapeutics common stock that are not tendered to and accepted for payment by Acquisition Sub in the Offer. All references herein to shares of CV Therapeutics common stock shall be deemed to include all associated rights (“Rights”) to purchase Series A Junior Participating Preferred Stock issued pursuant to the First Amended and Restated Rights Agreement, dated as of July 19, 2000, between CV Therapeutics and Wells Fargo Bank Minnesota, N.A., as amended from time to time.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER

11:59 P.M.), NEW YORK CITY TIME, ON APRIL 14, 2009, UNLESS THE OFFER IS EXTENDED.

SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME

PRIOR TO THE EXPIRATION TIME OF THE OFFER.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn in accordance with the terms of the Offer prior to the Expiration Time (as defined below) of the Offer shares of CV Therapeutics common stock that, together with any shares of CV Therapeutics common stock then owned by Gilead or Acquisition Sub, represent more than 50% of the sum of the aggregate number of shares of CV Therapeutics common stock issued and outstanding immediately prior to the acceptance for payment of shares pursuant to the Offer (the “Acceptance Time”), plus, at the election of Gilead, an additional number of shares up to (but not exceeding) the sum of (A) the aggregate number of shares of CV Therapeutics common stock issuable upon the exercise of all outstanding options, warrants and other rights to acquire CV Therapeutics common stock that are outstanding immediately prior to the Acceptance Time and that are vested and exercisable or will be vested and exercisable prior to the completion of the Merger (as defined below), plus (B) the aggregate number of shares of CV Therapeutics common stock issuable upon conversion of all of CV Therapeutics’ convertible debt securities that are outstanding immediately prior to the Acceptance Time and that are convertible into such shares or will be convertible into such shares prior to the completion of the Merger (which condition is referred to as the “Minimum Condition” in this Notice of Offer). The Offer is not subject to any financing contingencies.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 12, 2009, by and among Gilead, Acquisition Sub and CV Therapeutics (the “Merger Agreement”), pursuant to which, following the satisfaction or waiver of certain conditions and the purchase of shares of CV Therapeutics common stock in the Offer, Acquisition Sub will be merged with and into CV Therapeutics (the “Merger”), with CV Therapeutics surviving the Merger as a wholly-owned subsidiary of Gilead. Upon the completion of the Merger, each outstanding share of CV Therapeutics common stock (other than shares owned by Gilead, Acquisition Sub, CV Therapeutics or any wholly-owned subsidiary of Gilead, Acquisition Sub or CV Therapeutics, or held in CV Therapeutics’ treasury, or by any stockholder of CV Therapeutics who is entitled to and properly preserves appraisal rights under Delaware law) will be converted into the right to receive the price per share paid in the Offer in cash, without interest thereon.

The CV Therapeutics board of directors has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of CV Therapeutics and its stockholders; (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law; (3) declared that the Merger Agreement is advisable; and (4) resolved to recommend that CV Therapeutics’ stockholders accept the Offer, tender their shares of CV Therapeutics common stock pursuant to the Offer and, if required, adopt the Merger Agreement.

On the terms of and subject to the conditions to the Offer, promptly after the Expiration Time of the Offer, Acquisition Sub will accept for payment, and pay for, all shares of CV Therapeutics common stock validly tendered to Acquisition Sub in the Offer and not withdrawn prior to the Expiration Time of the Offer. Acquisition Sub will be deemed to have accepted for payment, and thereby purchased, shares of CV Therapeutics common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Time of the Offer as, if and when Acquisition Sub gives oral or written notice to the Depositary of Acquisition Sub’s acceptance for payment of such shares. Payment for shares of CV Therapeutics common stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for stockholders tendering shares in the Offer for the purpose of receiving payment from Acquisition Sub and transmitting payment to such stockholders whose shares of CV Therapeutics common stock have been accepted for payment in the Offer. For a stockholder to validly tender shares of CV Therapeutics common stock in the Offer (i) the certificate(s) representing the tendered shares, together with the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary prior to the Expiration Time of the Offer, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures (a) either a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as defined in Section 2 of the Offer to Purchase), and any other required documents, must be received by the Depositary prior to the Expiration Time of the Offer and (b) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) must be received by the Depositary prior to the Expiration Time of the Offer or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in Section 2 of the Offer to Purchase prior to the Expiration Time of the Offer.

Under no circumstances will interest be paid on the Offer Price for shares of CV Therapeutics common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

For purposes of the Offer and as used herein and in the Offer to Purchase, the term “Expiration Time” means 12:00 midnight (one minute after 11:59 p.m.), New York City time, on April 14, 2009, unless and until Acquisition Sub extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term “Expiration Time” will mean the latest time at which the Offer, as so extended by Acquisition Sub, will expire. Under the terms of the Merger Agreement, Acquisition Sub is required to extend the Offer beyond its initial Expiration Time (i) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to the Offer, or (ii) for successive periods of up to 20 business days each (with the length of such periods determined by Gilead) in order to permit all of the conditions to the Offer to be satisfied, provided that Acquisition Sub is not required to extend the Offer to a date later than August 31, 2009.

If Acquisition Sub extends the Offer, Acquisition Sub will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time of the Offer. During any such extension, all shares of CV Therapeutics common stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such shares. Shares of CV Therapeutics common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described in the Offer to Purchase at any time prior to the Expiration Time of the Offer, and shares that are tendered may also be withdrawn at any time after May 17, 2009, unless accepted for payment on or before that date. In the event that Acquisition Sub provides for a subsequent offering period following the successful completion of the Offer, no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

For a withdrawal of shares of CV Therapeutics common stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses listed on the back cover of the Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent’s Medallion Program or the Stock Exchange Medallion Program (each an “Eligible Institution”), any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of shares may not be rescinded, and any shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered in the Offer, however, by following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Time of the Offer. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Acquisition Sub in its sole discretion, which determination will be final and binding. None of Acquisition Sub, Gilead, CV Therapeutics, the Depositary, Innisfree M&A Incorporated (the information agent for the Offer (the “Information Agent”)) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Under Rule 14d-11 of the Securities Exchange Act of 1934, as amended, and subject to conditions described in the Offer to Purchase, Acquisition Sub may elect to provide for a subsequent offering period, immediately following the Expiration Time of the Offer, of not less than three business days nor more than 20 business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Time of the Offer and the acceptance for payment of, and the payment for, any shares of CV Therapeutics common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Time of the Offer, during which holders of shares of CV Therapeutics common stock that were not previously tendered in the Offer may tender such shares to Acquisition Sub in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. Acquisition Sub will accept for payment, and pay for, any shares of CV Therapeutics common stock that are validly tendered to Acquisition Sub during a subsequent offering period, if provided, as promptly as practicable after any such shares are validly tendered to Acquisition Sub during such subsequent offering period, for the same price paid to holders of shares of CV Therapeutics common stock that were validly tendered in the Offer and not withdrawn prior to the Expiration Time of the Offer, net to the holders thereof in cash. Holders of shares of CV Therapeutics common stock that are validly tendered to Acquisition Sub during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares.

CV Therapeutics has provided Acquisition Sub with a list, and security position listings, of CV Therapeutics’ stockholders for the purpose of disseminating the Offer to holders of shares of CV Therapeutics common stock. The Offer to Purchase and the Letter of Transmittal and other materials related to the Offer will be mailed to record holders of shares of CV Therapeutics common stock and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of CV Therapeutics’ stockholders, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares of CV Therapeutics common stock.

The receipt of cash in exchange for shares of CV Therapeutics common stock pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, this means that a CV Therapeutics stockholder will recognize gain or loss for United States federal income tax purposes equal to the difference between (1) the amount of cash the stockholder receives in the Offer or the Merger and (2) the stockholder’s adjusted tax basis in the common stock surrendered therefor. If such gain or loss is a capital gain or capital loss, the gain or loss will be long-term capital gain or long-term capital loss if the holder has held CV Therapeutics common stock for more than one year as of the date of the sale of such common stock by such holder in the Offer or the Merger. CV Therapeutics stockholders should consult their own tax advisors with respect to the particular tax consequences to them of the Offer and the Merger to them, including the applicable federal, state, local and foreign tax consequences. For a more complete description of certain material United States federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

Acquisition Sub expressly reserves the right (but shall not be obligated), at any time and from time to time, to increase the Offer Price or to make any other changes in the terms of and conditions to the Offer, subject to the terms of the Merger Agreement, which provides that the Minimum Condition may not be waived and certain other modifications to the Offer may not be made without the consent of CV Therapeutics.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other materials related to the Offer may be directed to the Information Agent, as set forth below, or brokers, dealers, banks, trust companies or other nominees, and copies will be furnished promptly at Acquisition Sub’s expense. No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of shares of CV Therapeutics common stock in the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll Free: (877) 687-1866

Banks and Brokers May Call Collect: (212) 750-5833

March 18, 2009

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